Exhibit 99.2

TX HOLDINGS INC.

MINUTES OF SPECIAL MEETING OF THE BOARD OF DIRECTORS

HELD ON JANUARY 27, 2023 AT 5:00 P. M. EDT

President and Chairman of the Board Mr. William "Buck" Shrewsbury called the special Board of Directors meeting to order at 5:10 PM after having all three Board Members participating by telephone.

Present telephonically, constituting a quorum were Mr. William "Buck" Shrewbury, Mr. James Graneto and Mr. Jose Fuentes, Chief Financial Officer and Secretary.

After a brief welcome, Mr. Shrewsbury stated that the purpose of the Meeting was to approve a resolution to authorize a new share repurchase program of up to 8,053,084 shares of the Company’s common stock over the next 12 months with a maximum price of $0.25 per share. The stock repurchase program will take effect on February 1, 2023 and will expire on January 31, 2024.

Mr. Graneto made a motion to approve the common share repurchase program, the motion was seconded and passed without dissent.

There being no further business to come before the meeting, upon motion duly made, seconded and unanimously carried, the Chairman adjourned the meeting at approximately 5:40 p.m.

Approved by: